Exhibit 10.30

RESTRICTED STOCK AWARD AGREEMENT

This Agreement is made and entered into as of December 8, 2009, by and between CSX Corporation (“CSX”), a Virginia corporation, and David Brown (the “Recipient”).  In consideration of their mutual promises and undertakings, CSX and Recipient mutually agree as follows:

1.
Restricted Stock.  In consideration of Recipient’s continued and uninterrupted employment with CSX or an Affiliate thereof, for the period from December 8, 2009 through December 8, 2014 (the “Restricted Period”), the Recipient is hereby granted 10,522 shares of restricted CSX Corporation common stock, $1 par value (“CSX Stock”).

2.	Vesting. The Restricted Stock shall fully vest on December 8, 2014 upon Recipient’s completion of the Restricted Period, except as provided below in Section 6.

3.	Delivery of Shares. Payment of vested Restricted Stock will be paid as soon as practicable after completion of the Restricted Period.

4.
Omnibus Plan incorporated by reference.  The grant hereunder is made under CSX’s Omnibus Incentive Plan (the “Plan”), the provisions of which are hereby incorporated by reference except as otherwise provided specifically herein.

5.
Dividend equivalents. During the Restricted Period, CSX will pay to Recipient, based upon the number of restricted shares granted, an amount equal to dividends (“Dividend Equivalents”) declared and payable on the CSX common stock net of applicable withholding taxes.

6.
Termination of Employment.  In the event of a termination of Recipient’s employment before the end of the Restricted Period for any reason other than death or Disability, the Restricted Stock shall be forfeited.  In the event of a termination of Recipient’s employment before the end of the Restricted Period, by reason of Recipient’s death or Disability, pro rata vesting shall apply.  The pro rata computation will be determined based upon the number of months of employment completed during the Restricted Period relative to 60 months (the total number of months in the Restricted Period).  “Disability” shall mean the Recipient’s becoming disabled within the meaning of the long-term disability plan of the Company covering the Recipient.

Restricted Stock granted to the Recipient that does not vest under the terms of this Agreement shall be forfeited.

7.
Withholding of Tax.  Recipient shall be solely responsible for any and all federal, state, and local taxes which may be imposed on the Recipient as a result of the vesting of the Restricted Stock, the receipt of CSX Stock, and receipt of dividend equivalents.  CSX is required to withhold income taxes at the prescribed supplemental income and employment tax rates at the time such taxes are due.  Upon issuance of CSX stock, CSX will withhold the minimum number of whole shares equal in value to such required withholding amount.  No additional voluntary withholding amount is permitted.

8.	Assignment of Restricted Stock Prohibited. The Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.

9.
Not a Contract of Employment.  Nothing in this Agreement shall be interpreted or construed to create a contract of employment between the Company and the Recipient.  This Agreement is intended solely to provide Recipient an incentive to continue existing employment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

RECIPIENT:                                                                                      CSX CORPORATION:

/s/ DAVID BROWN                            By:      /s/ LISA  MANCINI
David Brown                                                                                Lisa  Mancini
                        Senior Vice President
                        Human Resources & Labor Relations

Employee No.: 214461

Date: December 18, 2009